             [letterhead of Rubin, Brown, Gornstein & Co. LLP]


                        INDEPENDENT AUDITORS' REPORT

Board of Directors
Janco Designs, Inc.
St. Louis, Missouri

We have audited the accompanying balance sheet of Janco Designs, Inc. as of December 31, 1994 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated March 1, 1995, we expressed an opinion that the balance sheet of Janco Designs, Inc. presented fairly, in all material respects, the financial position of Janco Designs, Inc. as of December 31, 1994 in conformity with generally accepted accounting principles. However, the scope of our work was not sufficient to enable us to express an opinion on the results of operations and cash flows for the year ended December 31, 1994 because we did not observe the taking of the physical inventory or confirm the accounts receivable as of the end of the prior year, December 31, 1993, since that date was prior to our appointment as auditors for the Company. We have since been engaged to perform additional audit procedures to satisfy ourselves regarding inventory quantities and accounts receivable balances as of December 31, 1993. Accordingly, our present opinion on the 1994 financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of Janco Designs, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Rubin, Brown, Gornstein & Co. LLP


February 16, 1996

                            JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                              BALANCE SHEET
                            DECEMBER 31, 1994

                                 ASSETS

CURRENT ASSETS
   Cash                                                             $   14,718
   Accounts receivable (less allowance for
     doubtful accounts of $6,962 - Note 6)                             636,806
   Inventories (Notes 3 and 6)                                         876,751
   Prepaid expenses                                                     21,366
   Other receivables                                                     5,822
                                                                   ------------
      TOTAL CURRENT ASSETS                                           1,555,463

EQUIPMENT AND LEASEHOLD IMPROVEMENTS (NOTES 4 AND 6)                   104,378

OTHER ASSETS (NOTE 5)                                                   53,817
                                                                   ------------

                                                                    $1,713,658
                                                                   ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes payable - bank (Note 6)                                    $  845,000
   Notes payable - stockholders (Note 7)                               200,000
   Accounts payable                                                    460,484
   Accrued expenses                                                     64,988
                                                                   ------------
      TOTAL CURRENT LIABILITIES                                      1,570,472
                                                                   ------------
STOCKHOLDERS' EQUITY
   Common stock:
     Authorized 30,000 shares of $1 par value; issued
       and outstanding 5,000 shares                                      5,000
   Retained earnings                                                   138,186
                                                                   ------------
      TOTAL STOCKHOLDERS' EQUITY                                       143,186
                                                                   ------------
                                                                    $1,713,658
                                                                   ============

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See the accompanying report letter and notes to financial statements.    Page 2

                            JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                STATEMENTS OF INCOME AND RETAINED EARNINGS
                   FOR THE YEAR ENDED DECEMBER 31, 1994
                            STATEMENT OF INCOME

                                                     AMOUNT               %
                                               -------------------------------
SALES                                           $ 4,991,196             100.0

COST OF SALES                                     3,729,918              74.7
                                               -------------------------------

GROSS PROFIT                                      1,261,278              25.3

OPERATING EXPENSES                                1,011,549              20.3
                                               -------------------------------

INCOME FROM OPERATIONS                              249,729               5.0

OTHER EXPENSE (NOTE 9)                             (254,023)              5.1
                                               -------------------------------

NET LOSS                                        $    (4,294)             (0.1)
                                               ===============================

                     STATEMENT OF RETAINED EARNINGS
BALANCE - BEGINNING OF YEAR                 $   142,480

NET LOSS                                         (4,294)
                                           -------------

BALANCE - END OF YEAR                       $   138,186
                                           =============

-------------------------------------------------------------------------------
See the accompanying report letter and notes to financial statements.    Page 3

                            JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                         STATEMENT OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1994



CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                          $  (4,294)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
       Depreciation and amortization                                    22,207
       Non-recurring write-offs                                        191,575
       Changes in assets and liabilities:
         Increase in accounts receivable                              (263,995)
         Increase in inventories                                      (526,603)
         Increase in prepaid expenses                                   (9,454)
         Increase in other receivables                                  (5,822)
         Decrease in other assets                                        7,340
         Increase in accounts payable                                  288,427
         Decrease in accrued expenses                                  (70,565)
                                                                    -----------
NET CASH USED IN OPERATING ACTIVITIES                                 (371,184)
                                                                    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Payments for equipment and leasehold improvements                   (22,550)
   Payments for advances to affiliate                                  (29,206)
                                                                    -----------
NET CASH USED IN INVESTING ACTIVITIES                                  (51,756)
                                                                    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Decrease in cash overdraft                                          (36,342)
   Proceeds from notes payable - bank                                  374,000
   Proceeds from notes payable - stockholders                          100,000
                                                                    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              437,658
                                                                    -----------

NET INCREASE IN CASH                                                    14,718

CASH (OVERDRAFT) - BEGINNING OF YEAR                                        --
                                                                    -----------

CASH - END OF YEAR                                                   $  14,718
                                                                    ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                     $  72,270
                                                                    -----------

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See the accompanying report letter and notes to financial statements.    Page 4

                            JANCO DESIGNS, INC.
-------------------------------------------------------------------------------
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1994

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ACCOUNTS RECEIVABLE

      The Company provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of accounts receivable. The estimated losses are based on historical collection experience coupled with a review of the current status of the existing receivables.

      INVENTORIES

      Inventories of raw materials are stated at the lower of cost or market with cost determined on the first-in, first-out method (FIFO). Work-in-process and finished goods inventories are valued at the cost of raw materials plus labor and overhead costs, not in excess of market.

      EQUIPMENT AND LEASEHOLD IMPROVEMENTS

      Equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods ranging from five to thirty-nine years.

      GOODWILL

      The excess of cost over fair value of assets in connection with the acquisition of the operating assets of Fleetwood Enterprises, Inc. is being amortized on a straight-line basis over forty years.


2.    OPERATIONS

      The Company designs and manufactures framed art and mirrors. The Company purchases components, such as prints, moulding and glass, from various suppliers, and then assembles the finished product in its 47,000 square foot plant located in St. Louis County, Missouri. Account representatives, most of whom are independent contractors, market the Company's products throughout the United States and a few foreign countries. Purchasers of the Company's product include mass merchants, furniture stores, hotels and designers.

      Pursuant to an agreement dated July 17, 1995, Megacards, Inc. acquired all of the outstanding common stock of Janco Designs, Inc.


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See the accompanying report letter.                                      Page 5

JANCO DESIGNS, INC.
-------------------------------------------------------------------------------
Notes To Financial Statements (Continued)

3.    INVENTORIES

      Inventories consist of:

         Raw materials                 $ 634,760
         Finished goods                  146,740
         Work in process                  95,251
                                      -----------
                                       $ 876,751
                                      ===========

4.    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

      Equipment and leasehold improvements consist of:

         Machinery and equipment             $ 132,181
         Furniture and fixtures                  8,669
         Data processing equipment              13,142
         Leasehold improvements                 55,630
                                            -----------
                                               209,622
         Less:  Accumulated depreciation
            and amortization                   105,244
                                            -----------

                                             $ 104,378
                                            ===========

      Depreciation and amortization charged against income amounted to $20,275.


5.    OTHER ASSETS

      Other assets consist of:

         Goodwill                             $ 48,690
         Noncompete agreement                    1,400
         Organization costs                      2,175
         Deposits                                8,886
                                            -----------
                                                61,151
         Less:  Accumulated amortization         7,334
                                            -----------

                                              $ 53,817
                                            ===========

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See the accompanying report letter.                                      Page 6

JANCO DESIGNS, INC.
-------------------------------------------------------------------------------
Notes To Financial Statements (Continued)


      Amortization charged against income amounted to $1,932.


6.    NOTES PAYABLE - BANK

      The notes payable - bank consist of borrowings under $500,000, $250,000 and $95,000 revolving lines of credit from a bank. The notes bear interest at rates ranging from 4.5% to the prime rate plus 2%. The notes are secured by accounts receivable, inventories, equipment and the guarantees of the stockholders of the Company.


7.    NOTES PAYABLE - STOCKHOLDERS

      The notes payable - stockholders consist of unsecured notes, due on demand, bearing interest at rates ranging from the prime rate to 10%.


8.    INCOME TAXES

      The Company has elected S Corporation status under provisions of the Internal Revenue Code and similar provisions of the Missouri tax laws. Therefore, the Company is not subject to corporate income taxes and the stockholders report their distributive shares of the Company's taxable income or losses on their income tax returns. No liability for federal and state income taxes is reflected in the financial statements.


9.    OTHER INCOME (EXPENSE)

      Other income (expense) consists of:

         Interest income              $    5,838
         Miscellaneous                     3,984
         Non-recurring write-offs       (191,575)
         Interest expense                (72,270)
                                     ------------
                                      $ (254,023)
                                     ============

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See the accompanying report letter.                                      Page 7

JANCO DESIGNS, INC.
-------------------------------------------------------------------------------
Notes To Financial Statements (Continued)


      In 1992 and 1993 the Company made advances to affiliated corporations in an effort to vertically integrate. In 1994 the Company abandoned the efforts and the affiliated companies are considered insolvent resulting in the non-recurring write-offs.


10.   DEFERRED COMPENSATION PLAN

      The Company has a qualified contributory profit sharing plan, which includes a thrift provision qualifying under Section 401(k) of the Internal Revenue Code, covering eligible full-time employees. The plan allows the participants to make contributions to the plan through salary deferrals. The plan provides for discretionary annual contributions as determined by the Board of Directors. The Company contributed $1,125 in 1994.


11.   LEASE COMMITMENTS

      The Company leases its warehouse facilities under a noncancellable operating lease agreement. The Company exercised its option to renew the lease through December 1, 1995. Rent expense amounted to $108,454.

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See the accompanying report letter.                                      Page 8

             INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTARY DATA


Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of cost of sales, cost of goods manufactured and operating expenses are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements and, accordingly, we express no opinion on it.




February 16, 1996


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See the accompanying independent auditors' report on supplementary data. Page 9

                              JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                           SCHEDULE OF COST OF SALES
                     FOR THE YEAR ENDED DECEMBER 31, 1994


FINISHED GOODS INVENTORY - BEGINNING OF YEAR                 $   43,766


COST OF GOODS MANUFACTURED                                    3,832,892
                                                            ------------
                                                              3,876,658


LESS:  FINISHED GOODS INVENTORY - END OF YEAR                   146,740
                                                            ------------

      TOTAL COST OF SALES                                    $3,729,918
                                                            ============

--------------------------------------------------------------------------------
See the accompanying independent auditors' report on supplementary data. Page 10

                              JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                    SCHEDULE OF COST OF GOODS MANUFACTURED
                     FOR THE YEAR ENDED DECEMBER 31, 1994

WORK-IN-PROCESS INVENTORY - BEGINNING OF YEAR                       $   25,004
                                                                   ------------
MATERIAL COSTS
   Inventory - beginning of year                                       282,653
   Purchases                                                         2,980,985
   Freight-in                                                           79,454
                                                                   ------------
                                                                     3,343,092
   Less:  Inventory - end of year                                      634,760
                                                                   ------------
      TOTAL MATERIAL COSTS                                           2,708,332
                                                                   ------------

DIRECT LABOR
   Wages                                                               589,101
   Payroll taxes                                                        45,088
                                                                   ------------
      TOTAL DIRECT LABOR                                               634,189
                                                                   ------------

FACTORY OVERHEAD
   Salaries                                                            217,566
   Payroll taxes                                                        21,410
   Depreciation                                                         15,238
   Insurance                                                           106,226
   Miscellaneous                                                         4,888
   Rent                                                                 97,009
   Repairs and maintenance                                              16,767
   Telephone                                                             3,208
   Tools and supplies                                                   34,279
   Trash removal                                                        30,941
   Utilities                                                            13,086
                                                                   ------------
      TOTAL FACTORY OVERHEAD                                           560,618
                                                                   ------------

                                                                     3,928,143

LESS:  WORK-IN-PROCESS INVENTORY - END OF YEAR                          95,251
                                                                   ------------

      TOTAL COST OF GOODS MANUFACTURED                              $3,832,892
                                                                   ============


--------------------------------------------------------------------------------
See the accompanying independent auditors' report on supplementary data. Page 11

                              JANCO DESIGNS, INC.
-------------------------------------------------------------------------------

                        SCHEDULE OF OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1994

                                                      AMOUNT               %
                                                -------------------------------
Salaries - office                                $   372,077               7.5
Payroll taxes                                         25,023               0.5
Retirement plan contribution                           3,092               0.1
Advertising                                           69,844               1.4
Catalogues                                             5,778               0.1

Commissions                                          132,936               2.7
Conventions                                           12,163               0.2
Depreciation and amortization                          6,969               0.1
Dues and subscriptions                                 2,144                --
Employment and training                                8,897               0.2

Freight out                                           22,303               0.4
Insurance                                             18,865               0.4
Miscellaneous                                         15,897               0.3
Office supplies and expense                          152,399               3.1
Outside consulting                                    13,333               0.3

Postage                                                7,740               0.2
Professional fees                                     31,011               0.6
Provision for bad debts                               24,788               0.5
Rent                                                  18,922               0.4

Repairs and maintenance                                5,282               0.1
Taxes and licenses                                     7,149               0.1
Travel and entertainment                              29,111               0.6
Utilities and telephone                               25,826               0.5
                                                -------------------------------

      TOTAL OPERATING EXPENSES                   $ 1,011,549              20.3
                                                ===============================

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See the accompanying independent auditors' report on supplementary data. Page 12